Exhibit 99.3

        Protective Life Secured Trust 2005-C made no payment of interest or principal on its 4.85% Secured Medium Term Notes due 2010 during the fiscal year ended December 31, 2005. As such, no administrative reports were prepared or are included in this Annual Report on Form 10-K.